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                                                                     Exhibit 2.2

                          TRANSITION SERVICES AGREEMENT

     This Transition Services Agreement (this "Agreement"), dated September 20, 2006, is made and entered into by and among Commerce Energy, Inc., a California corporation ("Owner"), and Houston Energy Services Company, L.L.C., a Texas limited liability company ("Company" and, together with Owner, the "Parties").

                                   WITNESSETH:

     WHEREAS, on this date, pursuant to an Asset Purchase Agreement of even date herewith between Owner and Company (the "Asset Purchase Agreement"), Owner has purchased and acquired from Company the Acquired Assets;

     WHEREAS, Owner and Company have not yet notified all counterparties to the Assigned Contracts of the assignment thereof by Company to Owner and Owner's assumption of certain prospective obligations of Company thereunder, or, if notified, one or more of the counterparties to the Assigned Contracts may not have been given timely notice within which to effect a transition of the benefits and obligations of Company thereunder to Owner or otherwise may fail to recognize Owner as the party in substitution for Company;

     WHEREAS, Owner has conditioned its execution of the Asset Purchase Agreement and the consummation of the Transactions on, inter alia, Company's agreement to provide to Owner certain services necessary for the conduct of the Business during the transitional period following the date hereof (the "Transition Services");

     WHEREAS, in connection with and subject to the consummation of the Transactions, Company is entering into an agreement with Pacific Summit Energy LLC ("Pacific Summit") with respect to Company's resale to Pacific Summit of the gas supply purchased by Company for the month of September, 2006, which corresponds to deliveries of gas pursuant to the Customer Contracts during such month and the novation to Pacific Summit of the Company's existing positions with gas suppliers for future deliveries of gas;

     WHEREAS, Owner is entering into an Operating Agreement with Pacific Summit on this date (the "Pacific Summit Agreement"), pursuant to which Pacific Summit Energy will provide certain gas supply to Owner necessary for the conduct of the Business following the date hereof; and

     WHEREAS, Company has conditioned its execution of this Agreement and the provision of the Transition Services on, inter alia, Owner's causing of (i) the issuance and delivery of a letter of credit in favor of Company and (ii) a corporate guaranty in favor of Company, all as more particularly set forth in
Section 2.08;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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                                    ARTICLE I

                                   DEFINITIONS

     1.01 The following capitalized words or terms utilized in this Agreement shall have the respective meanings set forth below:

     "Company" has the meaning set forth in the Preamble of this Agreement.

     "Company Parties" shall have the meaning set forth in Section 4.01.

     "LDC" shall mean a local distribution company engaged primarily in the retail sale and/or delivery of natural gas through a distribution system.

     "Nominations" shall mean a precise listing of the quantities of gas to be transported during any specified time period, including all custody transfer entities, locations, compressor fueled and other volumetric assessments, and the precise routing of gas through the pipeline network.

     "Owner" has the meaning set forth in the Preamble of this Agreement.

     "Parties" has the meaning set forth in the Preamble of this Agreement.

     "Pacific Summit" has the meaning set forth in the fourth recital paragraph of this Agreement.

     "Pacific Summit Agreement" shall have the meaning set forth in the fifth recital paragraph of this Agreement.

     "Transition Period" shall mean the period commencing on the date hereof and ending 90 days hereafter; provided, however, that Owner may elect to extend the Transition Period by an additional 30 days if, (a) following Owner's commercially reasonable efforts to enter into pooling agreements with all of the LDCs necessary for the operation of the Business, on the 90th day after the date hereof Owner shall not have entered into a pooling agreement with each such LDC, and (b) on or prior to such 90th day after the date hereof, Owner shall have paid Company the sum of twenty thousand dollars ($20,000.00) for the services to be rendered by Company to Owner during such additional 30 day period pursuant to the terms of this Agreement.

     "Transition Services" has the meaning set forth in the third recital paragraph of this Agreement.

     1.02 For purposes of this Agreement, capitalized words or terms not otherwise defined in this Agreement shall have the same meanings as set forth in the Asset Purchase Agreement.


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                                   ARTICLE II

                     SERVICES TO BE PROVIDED BY THE COMPANY

     2.01 Office Space. Until October 31, 2006, Company shall provide office space and associated facilities and services for the Transferred Employees, at no cost to Owner, to the same extent such office space and associated facilities and services were provided to the Transferred Employees in the conduct of the Business as of the Closing. Notwithstanding the foregoing, to the extent, if any, that Company enters into a sublease or similar arrangement with an unaffiliated third party of any such office space and associated facilities requiring Company to make such office space and associated facilities available to such third party prior to October 31, 2006 (but no earlier than October 1, 2006), then Company (a) shall not be so obligated to provide office space and associated facilities and services for the Transferred Employees but (b) shall, at no cost to Owner, assist Owner in promptly relocating the tangible personal property located in such office space and associated facilities and previously used in the conduct of the Business to another facility obtained by Owner.

     2.02 Assistance. During the Transition Period, Company shall render such assistance to the Transferred Employees as Owner may reasonably request from time to time, at no cost to Owner, in connection with the operation of the Business, including the following:

          (a) notification of Customers, the gas suppliers of the Business and the LDCs applicable to the Business of the acquisition of the Business and Company's assignment of the Assigned Contracts to Owner;

          (b) facilitation of September nominations;

          (c) preparation and delivery of invoices to customers of the Business; and

          (d) integration of the Business into Owner's business, including, without limitation, the transfer to Owner of all electronic and printed books, records, accounts, ledgers, files, documents, correspondence, lists, employment records, operating and/or procedural manuals, end-user customer records, sales and promotional materials, studies and reports of the Business.

     2.03 Change Over of Assigned Contracts. Company represents and warrants to Owner that it has left in place its counterparty credit with existing LDCs and pipelines of the Business from and after September 1, 2006 through the date of this Agreement and covenants that it shall continue to leave such counterparty credit in place as may be necessary during the Transition Period in order to facilitate gas deliveries by Owner pursuant to the Customer Contracts during such period. To the extent, if any, that Owner does not pay any amounts payable under any Assigned Contract to the counterparty LDC or pipeline for any period on and after September 1, 2006, or is unable to pay any such amounts as a consequence of such counterparty's failure for any reason to recognize Owner, in substitution for Company, as the obligor thereunder or as otherwise responsible for such amounts, effective for any period on and after September 1, 2006, and Company continues to be recognized by such counterparty LDC or pipeline as such obligor or as such otherwise responsible party, then (a) within ten (10) days of receipt of the applicable invoice Company shall deliver a statement to


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Owner describing such obligation in reasonable detail, including therewith a complete and accurate copy of the original invoice, (b) within ten (10) days of receipt of such statement Owner shall make such payment to Company, and (c) within one (1) business day of Company's receipt of such payment, Company shall pay 100% of the amount thereof to the applicable counterparty and concurrently with such payment delivery, or cause to be delivered, written evidence of thereof in form reasonably satisfactory to Owner. Owner shall use commercially reasonable efforts to effect a change over of all LDC pools and agreements with pipelines to Owner as soon as reasonably possible, including the substitution of letters of credit for those of the Company.

     2.04 [INTENTIONALLY OMITTED]

     2.05 Continued Operation of LDC Pools. To the extent that Owner has not fully established Customer pools in the distribution territory of any LDC operating within the Restricted Area, Company shall continue to operate, at Owner's direction, the Customer pools of Company relating to the Business for the sole benefit of and as agent for Owner. In the absence of any such direction from Owner, Company shall operate such Customer pools in the ordinary course consistent with past practice. Within sixty (60) days after the end of each calendar month during which Company so operates such Customer pools, Company shall deliver an invoice to Owner describing in reasonable detail all costs, losses, expenses and liabilities of any nature whatsoever incurred or suffered by Company in acting on behalf of Owner in its continued operation of such LDC pools on and after September 1, 2006, including therewith written evidence thereof in form reasonably satisfactory to Owner. Within ten (10) days of receipt of each such invoice and written evidence, Owner agrees to reimburse Company for all such reasonable costs, losses, expenses and liabilities to the extent directly or indirectly incurred by Company as a consequence of taking any action (or failing to take any action) at the direction of Owner.

     2.06 Compliance with Law. Company shall, and shall cause its employees to, observe and comply in all material respects with any and all Laws bearing on the performance of the services hereunder.

     2.07 Commercially Reasonable Service. Company shall provide, or cause to be provided, the services pursuant to this Agreement in a commercially reasonable manner consistent with the manner and level of care with which such services were previously conducted by Company.

     2.08 Letter of Credit and Corporate Guaranty. In order to secure Owner's obligations to Company pursuant to Sections 2.03 and 2.05 hereinabove, Owner is, contemporaneously with the mutual execution and delivery of this Agreement, (i) causing Wachovia Capital Finance Corporation (Western) to issue an irrevocable and unconditional letter of credit for $1,500,000.00 in favor of Company, in substantially the same content as that form letter of credit attached hereto as Exhibit "A" and made a part hereof, and (ii) causing its affiliate, Commerce Energy Group, Inc., to issue an irrevocable and unconditional guaranty in favor of Company, in the same content as that form of guaranty attached hereto as Exhibit "B" and made a part hereof. At such time as the aggregate outstanding amount of the letters of credit issued on behalf of the Company to the LDCs, pipelines and gas suppliers of the Business is $1,500,000.00 or less, the amount of the aforementioned letter of credit shall be reduced on a dollar for dollar basis by the amount of each letter of credit issued by the Company to LDCs, pipelines and gas suppliers pertaining to the Business which is thereafter released in writing by such counterparty or which otherwise expires on its own terms, without any payment by the issuing bank.


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                                   ARTICLE III

               INDEPENDENT CONTRACTOR, INFORMATION AND DISCLAIMERS

     3.01 Independent Contractor. In the performance of all activities hereunder, Company shall be an independent contractor with the exclusive authority to control and direct the means, method and manner of performance of the details of any services to be provided hereunder by Company to Owner.

     3.02 Decisions and Policy Declarations. Owner shall, at all times during the Transition Period, provide timely decisions and directions as required for the performance by the Company of services described herein.

     3.03 Limitations. The provision for use of Company's office facilities and all services to be provided by Company under this Agreement shall be provided only to the extent such facilities or applicable personnel were previously utilized by the Business in the ordinary course prior to Closing. Except in the case of Company's gross negligence or willful misconduct, Company shall not be responsible for the accuracy of any information furnished by or on behalf of Company to Owner, the Transferred Employees or Owner's officers, directors, employees, agents, consultants or representatives. However, upon gaining knowledge of any such errors, Company will use commercially reasonable efforts to remedy such errors in the same manner that Company does so for Company's internal users of similar services. Owner acknowledges that certain of Company's personnel (other than the Transferred Employees) may leave the employment of Company or terminate their employment or contract with Company during the Transition Period, and that the loss of such personnel may materially impede Company's ability to perform its obligations hereunder; therefore, subject to the following sentence, Company makes no representation or warranty regarding its ability to retain any such personnel and Company shall have no liability as to the result of the loss of any such personnel. Company shall promptly notify Owner of the termination of employment of any such personnel.

     3.04 Disclaimers. Owner, acting through its officers, directors, employees and the Transferred Employees, shall have primary responsibility for the operation of the Business following the Closing and for all decisions in that regard; it being expressly understood and agreed that Company's obligations to Owner pursuant to this Agreement and the Asset Purchase Agreement for the operation of Business during the Transition Period are not to make decisions in the conduct of the Business for or on behalf of Owner, but merely to render reasonable assistance to Owner in connection with Owner's operation of the Business. Accordingly, Company shall have no obligation to perform any service unless and until requested by Owner, shall be excused from such performance if Company's failure to do so is caused by or results from any act of God, governmental action, natural disaster, strikes, failure of essential equipment, loss of personnel or any other cause or circumstance beyond the reasonable control of Company, and Company shall not be liable to Owner for the results of the operation of the Business during the Transition Period, except as set forth in the Asset Purchase Agreement and except for Damages caused by the willful misconduct of Company. EXCEPT AS SET FORTH ELSEWHERE IN THIS AGREEMENT,


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COMPANY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY AS TO THE RESULTS OF ANY
SERVICES TO BE PROVIDED BY COMPANY OR ANY OF COMPANY PARTIES (AS HEREINAFTER DEFINED) HEREUNDER, AND COMPANY HEREBY NEGATES ANY IMPLIED OR STATUTORY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ITS PERFORMANCE UNDER THIS AGREEMENT.

                                   ARTICLE IV

                                 INDEMNIFICATION

     4.01 Indemnification. To the full extent permitted by applicable law, Owner shall indemnify, defend, reimburse and hold harmless Company and its Affiliates, and its and their respective officers, directors, members, shareholders, partners, employees, agents and representatives (collectively, the "Company Parties"), from and against any and all Damages asserted against, resulting from, imposed upon or incurred by any of the Company Parties, or any of them, by, or arising out of, or as a result of (a) the performance of any services by the Company Parties under this Agreement, (b) the presence of the Transferred Employees and Owner's other employees in the offices of Company or its Affiliates and their use of such facilities, and/or (c) the actions of Company in maintaining and operating certain of its gas pools as an accommodation to Owner, as provided in Section 2.05 of this Agreement, REGARDLESS OF WHETHER ANY DAMAGES ARE A RESULT OF OR CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE OF THE COMPANY PARTIES, OR ANY OF THEM. The indemnification provided for in this
Section 4.01 is in addition to the indemnification provided in the Asset Purchase Agreement, and the Company Parties shall have the right to indemnification under this Section 4.01, regardless of whether any of them is also entitled to indemnification under the Asset Purchase Agreement; provided, however, that the amount of any Damages for which indemnification may be claimed by any Company Party (a) hereunder shall be offset by any amounts actually received by such Company Party from Owner pursuant to Article VI of the Asset Purchase Agreement and (b) under the Asset Purchase Agreement shall be offset by any amounts actually received by such Company Party from Owner pursuant hereto.

                                    ARTICLE V

                                  MISCELLANEOUS

     5.01 Incorporation by Reference. The provisions of Sections 7.1 (Press Releases and Announcements), 7.2 (No Third Party Beneficiaries), 7.3 (Entire Agreement), 7.4 (Succession and Assignment), 7.5 (Counterparts and Facsimile Signature), 7.6 (Headings), 7.7 (Notices), 7.8 (Governing Law), 7.9 (Amendments and Waivers), 7.10 (Severability), 7.11 (Expenses), 7.12 (Submission to Jurisdiction), 7.13 (Specific Performance) and 7.14 (Construction) of the Asset Purchase Agreement shall be incorporated into this Agreement, mutatis mutandis, as if references to "this Agreement", the "Seller" and the "Buyer" in the Asset Purchase Agreement were references to "this Agreement", "Company" and "Owner", respectively, in this Agreement.


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                            (SIGNATURE PAGE FOLLOWS.)


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     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

                                        COMMERCE ENERGY, INC.


                                        By: /S/ STEVEN S. BOSS
                                            ------------------------------------
                                            Steven S. Boss
                                            President


                                        HOUSTON ENERGY SERVICES COMPANY, L.L.C.


                                        By: /S/ THOMAS L. GOUDIE
                                            ------------------------------------
                                            Thomas L. Goudie,
                                            President


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        SCHEDULES AND EXHIBITS OMITTED FROM TRANSITION SERVICES AGREEMENT

Exhibits:
Exhibit A   Wachovia Letter of Credit
Exhibit B   Commerce Energy Group, Inc. Guaranty

Schedules:
None